Exhibit 99.28(e)(2)

IRONBRIDGE FUNDS, INC.

FIRST AMENDMENT TO THE DISTRIBUTION AGREEMENT

THIS FIRST AMENDMENT dated as of the 18TH day of October, 2011, to the Distribution Agreement, dated as of April 15, 2011 (the “Agreement”) is entered into by and between IRONBRIDGE FUNDS, INC., a Maryland corporation (the “Company”), and QUASAR DISTRIBUTORS, LLC, a Delaware limited liability company (the “Distributor”).

WHEREAS, the parties to the Agreement desire to amend the Agreement to add a fund in the manner set forth herein;

NOW THEREFORE, pursuant to section 11 of the Agreement, the parties hereby amend the Agreement as follows:

Exhibit A of the Agreement shall be amended and replaced in its entirety by the Amended Exhibit A attached herein.

The Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

IRONBRIDGE FUNDS, INC.		QUASAR DISTRIBUTORS, LLC

By:		By:

Name:	John Davis	Name: James R. Schoenike

Title:	CEO	Title: President

Amended Exhibit A

to the

Distribution Agreement — IronBridge Funds, Inc.

Fund Names

Separate Series of IronBridge Funds, Inc.

Name of Series

IronBridge Frontegra SMID Fund

IronBridge Frontegra Small Cap Fund

IronBridge Frontegra Global Focus Fund

IronBridge Horizon Fund

IronBridge Skyline Fund

IronBridge Large Cap Fund